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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

                WAVO SELLS SATELLITE DELIVERY DIVISION TO CIDERA

WAVO NOW POSITIONED TO ACCELERATE GROWTH OF ITS INTERNET MEDIA DELIVERY BUSINESS

PHOENIX, AZ - SEPTEMBER 12, 2000 - WAVO Corporation (Nasdaq: WAVO) announced today that it has entered into an agreement to sell its satellite network division to privately held Cidera, Inc. for $14.5 million. Terms of the agreement include Cidera purchasing all of the assets of this division for $12 million in cash, $2.5 million in Cidera common stock and the assumption of certain liabilities. Cidera is an international leader in satellite broadcast of Internet content.

         "Through this divestiture, we have been able to leverage the value of our satellite assets, which are not part of our strategic focus for the future, to drive our Internet strategy," said David Deeds, CEO of WAVO Corporation. "It propels our 18-month business plan into high gear, providing the capital that enables WAVO to focus on our MediaXpress Internet media delivery business."

         In addition, the agreement calls for Cidera to enter into a service agreement with WAVO to utilize WAVO's MediaXpress service to provide Internet-based media delivery services for select Cidera customers. Details of this agreement will be disclosed at closing.

         "This is an exciting time for WAVO," said Michael Coffin, President and COO of WAVO. "Our relationship with Cidera is an important step forward for MediaXpress. In addition, the completion of this deal provides us with an immediate cash infusion that relieves the need for equity funding. This transaction is good for our customers, our employees, our strategic partners and our shareholders."

         "The acquisition of WAVO's satellite operations further positions Cidera as an international leader in satellite based broadcast delivery of Internet content," said Richard J. Hanna, Cidera President and Chief Executive Officer.

         The WAVO-Cidera transaction is expected to close in October, 2000.
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ABOUT WAVO
WAVO Corporation (Nasdaq: WAVO) is in the business of moving media. As an industry leading digital media services company, WAVO partners with the foremost providers of news, business data, consumer content and multimedia programming. WAVO provides value added content management and electronic commerce services to media providers over the Internet, delivering quality content to an information dependent society. WAVO's products include MediaXpress, the industry's leading solution for delivering real-time rich media and content to Web servers worldwide, and Virgin JamCast, an innovative Web service that delivers targeted high quality music directly to consumers without the wait times associated with traditional music downloading.

ABOUT CIDERA
Cidera, Inc., the Internet Broadcast Backbone, is an international leader in the satellite delivery of broadband content to the edge of the Internet. Cidera uses innovative high-speed satellite technology designed to transport high-bandwidth data faster, more reliably, and more efficiently to ISPs and DSL and cable access providers. Cidera is expanding its international network infrastructure to improve the movement of Website content, streaming audio and video, live Webcasts, large databases and Usenet news over the Internet. Cidera serves more than 400 Points of Presence (POPs) in North America, Europe and Asia. Additional information can be found at www.cidera.com

Certain of the above statements regarding WAVO constitute forward - looking statements that involve risks and uncertainties. Actual results could differ materially from such forward-looking statements as a result of a variety of factors, including, but not limited to, timely development and acceptance of new products and services, including MediaXpress and VirginJamCast, technology changes, competitive developments, the success of relationships with third parties, and the risk factors described from time to time in WAVO's SEC filings.

(C) Copyright WAVO Corporation, 2000. All rights reserved. WAVO and MediaXpress are trademarks of Wavo Corporation. All other trademarks or service marks mentioned herein are those of WAVO Corporation or their respective owners.

CONTACT INFORMATION:

FINANCIAL INQUIRIES:
Ken Swenson, CFO
WAVO Corporation
602-952-5500
kswenson@wavo.com

MEDIA INQUIRIES:
Elizabeth Perrine, VP, Marketing
WAVO Corporation
602-952-5500
eperrine@wavo.com

Al Cunniff, PR Manager
Cidera, Inc.
301-598-0500, x 4424
albert@cidera.com